Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF MAGNACHIP SEMICONDUCTOR CORPORATION

A Delaware Corporation

MagnaChip Semiconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware effective as of March 10, 2011 at 12:30 p.m. (the “Certificate of Incorporation”).

SECOND: That the Certificate of Incorporation is hereby amended by changing ARTICLE FIRST thereof so that, as amended, said ARTICLE FIRST shall be read in its entirety as follows:

“ARTICLE FIRST

The name of the corporation is Magnachip Semiconductor Corporation (the “Corporation”).”

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 30th day of December, 2020.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore S. Kim
Theodore S. Kim
Chief Compliance Officer, General Counsel and Secretary